CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Malvern Funds of our reports dated November 20, 2024, relating to the financial statements and financial highlights, which appear in Vanguard Emerging Markets Bond Fund, Vanguard Institutional Intermediate-Term Bond Fund, Vanguard Institutional Short-Term Bond Fund, Vanguard Short-Term Inflation-Protected Securities Index Fund, Vanguard Core Bond Fund, Vanguard Core-Plus Bond Fund, Vanguard Multi-Sector Income Bond Fund, Vanguard Core Bond ETF and Vanguard Core-Plus Bond ETF’s Annual Reports on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania January 29, 2025